AMENDED AND RESTATED
BYLAWS
OF
OWENS & MINOR, INC.
Article I

Meetings of Shareholders
1.1    Places of Meetings. All meetings of the shareholders shall be held at such place either within or without the Commonwealth of Virginia, or in whole or in part by means of remote communication, in each case as from time to time may be fixed by the Board of Directors.
1.2    Annual Meetings. The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held on such Business Day as shall be fixed by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of shareholders.
1.3    Special Meetings. A special meeting of the shareholders for any purpose or purposes may be called at any time by the Chair of the Board, the Chief Executive Officer, or by a majority of the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of shareholders.
1.4    Notice of Meetings. Written or printed notice stating the place (if applicable), the means of remote communication (if applicable), the day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting in any manner permitted by the Virginia Stock Corporation Act, including by electronic transmission (as defined therein). Such further notice shall be given as may be required by law, but meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.
1.5    Quorum. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Chair of the meeting or by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting.
1.6    Voting. At any meeting of the shareholders each shareholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his name on the books of the Corporation on the date, not more than 70 days prior to such meeting, fixed by the Board of Directors as the record date for the purpose of determining shareholders entitled to vote. Every proxy shall be executed in writing or by any means permitted by the Virginia Stock Corporation Act or other applicable law. In each case, such proxy must be authorized by the shareholder or by the shareholder’s duly authorized officer, director, employee, agent or attorney-in-fact.

1.7    Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chair of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.
1.8    Nominations and Proposal of Other Business by Shareholders.
(a)     Subject to any rights of holders of shares of the Preferred Stock of the Corporation, if any, nominations for the election of directors and the proposal of any other business shall be made only (i) by the Board of Directors, (ii) pursuant to the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or (iii) at an annual meeting of shareholders only (A) pursuant to Section 1.9 (only in relation to nominations for the election of directors), or (B) by any shareholder (x) who is entitled to vote at the annual meeting and complies with the procedures set forth under Section 1.8(b), (y) provides timely notice of such shareholder’s intent to make such nomination or nominations or propose such business (which business for the avoidance of doubt must constitute a proper matter for shareholder action), and (z) who is the shareholder of record at the time such notice is delivered to the Secretary of the Corporation and at the time of the annual meeting. To be timely pursuant to Section 1.8(a)(iii)(B)(y), a shareholder of record bringing the notice (the “Noticing Shareholder”) must have delivered notice in proper written form not earlier than the Close of Business on the 150th day nor later than the Close of Business on the 120th day before the anniversary of the date of the Corporation’s immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the previous year’s meeting, or if no annual meeting was held in the previous year, notice by the Noticing Stockholder to be timely must be so delivered not earlier than the Close of Business on the 150th day prior to such annual meeting and not later than the Close of Business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Noticing Shareholder’s notice as described above.
(b)     To be in proper written form, a Noticing Shareholder’s notice delivered pursuant to Section 1.08(a)(iii)(B) shall set forth:
(i) as to each person whom the Noticing Shareholder proposes to nominate for election or re-election as a director: (A) the name, age and address (business and residential) of such person, (B) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of such person (at present and for the past five years), (C) the Specified Information (as defined below) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined below) of such person, or any person acting in concert therewith, (D) (1) a complete and accurate description of all agreements, arrangements and understandings (whether written or oral, and including promises) between each Holder and any Shareholder Associated Person (as such terms are defined below), on the one hand, and such person, on the other hand, including, without limitation, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation), (y) to nominate, submit or otherwise recommend (including, without limitation, supporting, advocating for, or otherwise taking action to further the consideration of) such person for appointment (or, for the avoidance of doubt, as a candidate for appointment) to any officer, executive officer or director role of any publicly listed company (including the Corporation) during the past ten years, and (2) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (1), (E) whether such person has (1) notified the board of directors of each publicly listed company on whose board such proposed nominee currently sits with respect to such person’s proposed nomination for election to the Board of Directors, and, (2) as applicable, received all necessary consents to serve on the Board of Directors if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how such person intends to address such failure to receive such necessary consents), (F) whether such person’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such person serves as an officer, executive officer or director, and, if so, a description of how such person intends to address such violation or contravention, (G) the first date of contact between any Holder and/or Shareholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Corporation, (H) the amount and nature of any direct or indirect economic or financial interest, if any, of such person, or of any immediate family member of such person, in any funds or vehicles managed by, under common management with, or affiliated with any Holder or Shareholder Associated Person, (I) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) existing presently, that existed during the past three years or were offered during the past three years (whether accepted or declined), and any other material relationships, between or among the Holders or any Shareholder Associated Person, on the one hand, and such person, and any member of the immediate family of such person, and such person’s respective Affiliates and Associates, or others acting in concert therewith, or any other person or persons, on the other hand (including the names of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Shareholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant, (J) information relevant to a determination of whether such person can be considered an independent director, (K) any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Shareholder and to serving as a director if elected), and (L) a completed and signed questionnaire, representation and agreement and any and all other information required by Section 1.8(b)(v).
(ii) as to any other business that the Noticing Shareholder proposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting , (B) the reasons for conducting such business at the meeting, (C) any material interest of each Holder and each Shareholder Associated Person, if any, in such business, (D) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment), and (E) a description of all agreements, arrangements and understandings between each Holder and any Shareholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Shareholder;
(iii) as to the Noticing Shareholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Shareholder, the “Holders” and each a “Holder”): (A) the name and address of record of each Holder, as the name and address appear on the Corporation’s books, and the name and address of each Shareholder Associated Person, if any, (B) as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to Section

1.8(c)), (1) the class or series and number of shares of the capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Shareholder Associated Person (provided that, for the purposes of this Section 1.8, any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (2) any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Shareholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Shareholder Associated Person, (3) a description (including the names of any counterparties) of any proxy, contract, arrangement, understanding, or relationship pursuant to which each Holder and any Shareholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation, (4) a description (including the names of any counterparties) of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Shareholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Shareholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Shareholder Associated Person within the last 12 months in any class or series of the shares or other securities of the Corporation, (5) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Shareholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation, (6) any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Shareholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (7) any performance-related fees (other than an asset-based fee) that each Holder or any Shareholder Associated Person is or may be entitled to based on any increase or decrease in the value of stock or other securities of the Corporation or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family sharing the same household of such Holder or any Shareholder Associated Person, (8) any direct or indirect legal, economic or financial interest

(including Short Interest) of each Holder and each Shareholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of shareholders of the Corporation or (y) any meeting of shareholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, (9) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by each Holder or any Shareholder Associated Person, (10) any direct or indirect interest of each Holder or any Shareholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (11) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Shareholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate (subclause (b)(iii)(B) of this Section 1.8 shall be referred to as the “Specified Information”), (C) a representation by the Noticing Shareholder that such shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a shareholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (D) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Shareholder Associated Person, if any, (E) any other information relating to each Holder and each Shareholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (F) a representation by the Noticing Shareholder as to whether any Holder and/or any Shareholder Associated Person intends or is part of a group which intends: (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (2) otherwise to solicit proxies from shareholders in support of such nomination or other business, (G) a certification by the Noticing Shareholder that each Holder and any Shareholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a shareholder of the Corporation, (H) the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (I) the names and addresses of other shareholders (including beneficial owners) known by any of the Holder or Shareholder Associated Person to support such proposal(s) or nomination(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other shareholder(s) or other beneficial owner(s), and (J) a representation by the Noticing Shareholder as to the accuracy of the information set forth in the notice.
(iv) The Corporation may also, as a condition to any nomination or business being deemed properly brought before a meeting of shareholders pursuant to Section 1.8(a)(iii)(B), require any Holder or any proposed nominee to deliver to the Secretary of the Corporation, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including (i) such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (x) the eligibility of such proposed nominee to serve as a Director of the Corporation, and (y) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (ii) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable shareholder’s understanding of the proposed business or, in the case of any nomination, the independence, or lack thereof, of such proposed nominee.
(v)     In addition to the other requirements of this Section 1.8, each person who a Noticing Shareholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of the notice) to the Secretary at the principal executive offices of the Corporation (A) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any shareholder of record identified by name within five Business Days of such written request) and (B) a written representation and agreement (in the form provided by the Secretary upon written request of any shareholder of record identified by name within five Business Days of such written request) that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable law, including rules of the exchanges upon which the securities of the Corporation are listed, and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (4) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
(c) A Noticing Shareholder’s notice delivered pursuant to Section 1.08(a)(iii)(B) shall be further updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the annual meeting and as of the date that is ten Business Days prior to the annual meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for the annual meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the annual meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Shareholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Shareholder shall deliver to the Corporation not later than eight Business Days prior to the date of the annual meeting or any adjournment, recess, rescheduling or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the shareholders.
(d)     In the event that a Noticing Shareholder attempts to nominate any person or bring any business before a meeting without complying with the procedures set forth in this Section 1.8, such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted. The Chair of the Board of Directors shall have the power and duty to determine whether any nomination or business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.8 and, if any proposed nomination or other business is not in compliance with this Section 1.8, to declare that such defective proposal shall be disregarded and/or shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law or otherwise determined by the chair of the annual meeting or by the Board of Directors, if (i) the Noticing Shareholder or (ii) a qualified representative of the Noticing Shareholder does not appear at the annual meeting to present the nomination(s) or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of these Bylaws, to be considered a qualified representative of the Noticing Shareholder, a person must be authorized by a document authorizing such person to act for such Noticing Shareholder as proxy at the annual meeting of shareholders and such person must produce the document or a reliable reproduction of such document at the meeting of shareholders or an electronic transmission delivered by such Noticing Shareholder to act for such Noticing Shareholder as proxy at the annual meeting and such person must produce such document or electronic transmission, or a reliable reproduction of the document or electronic transmission, at the annual meeting. A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the shareholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.
1.9    Proxy Access for Board of Director Nominees.
(a)    The Corporation shall include in its proxy statement for any annual meeting the name, together with the Required Information (as defined below), of any person nominated for election to the Board of Directors (a “Shareholder Nominee”) identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 1.9 delivered to the principal office of the Corporation, addressed to the Secretary of the Corporation, by one or more shareholders who at the time the request is delivered satisfy the ownership and other requirements of this Section 1.9 (such shareholder or shareholders, and any director, executive officer or general partner of such shareholder or any such affiliate or person with which such shareholder is acting in concert with such shareholder or shareholders, the “Eligible Shareholder”), and who expressly elects to have its nominee included in the Corporation’s proxy statement pursuant to this Section 1.9. To be timely for purposes of this Section 1.9, the Shareholder Notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a Shareholder Notice.

(b)    For purposes of this Section 1.9, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”), (ii) the Nominee Statement (as defined below) for each Shareholder Nominee to be included in the proxy statement of the Corporation, and (iii) if the Eligible Shareholder so elects, a “Shareholder Statement” (as defined below).
(c)    The maximum number of Shareholder Nominees that may be included in the Corporation’s proxy statement pursuant to this Section 1.9 shall not exceed the greater of two or 20% of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 1.9 with respect to the annual meeting, or if such calculation does not result in a whole number, the closest whole number below 20%; provided, however, that this maximum number shall be reduced by (i) any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy statement pursuant to this Section 1.9 but is either subsequently withdrawn or that the Board of Directors (including any authorized committee of the Board of Directors) decides to nominate for election to the Board of Directors (a “Board Nominee”), (ii) any director candidate who had been a Shareholder Nominee at any of the preceding two annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors (including any authorized committee of the Board of Directors), (iii) any director candidate for which the Corporation shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates pursuant to Section 1.8, other than any such director referred to in this clause (iii) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors (including any authorized committee of the Board of Directors), for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (iii) equals or exceeds one, and (iv) any director candidate who will be included in the Corporation’s proxy statement with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the Corporation, by such shareholder or group of shareholders, from the Corporation), other than any such director referred to in this clause (iv) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors (including any authorized committee of the Board of Directors), for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (iv) equals or exceeds one. In the event that one or more vacancies for any reason occurs after the deadline in this Section 1.9 for delivery of the Shareholder Notice but before the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Shareholder Nominees shall be calculated based on the number of directors in office as so reduced. Following the determination of which Shareholder Nominees shall be included in the Corporation’s proxy statement, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 1.9 is thereafter (x) nominated by the Board of Directors (including any authorized committee of the Board of Directors), (y) not included in the Corporation’s proxy statement, or (z) not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 1.9), no other nominee or nominees shall be included in the Corporation’s proxy statement or otherwise submitted for director election in substitution thereof.
(d)    An Eligible Shareholder must have “owned” (as defined below) 3% or more of the outstanding shares of the Corporation’s stock eligible to vote in the election of directors continuously for at least three years (the “Required Shares”) as of both the date the Shareholder Notice is delivered to the Corporation and the record date for determining shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting. For purposes of satisfying the foregoing ownership requirement under this Section 1.9, (i) the shares of stock of the Corporation owned by one or more shareholders, or by the person or persons who own shares of the Corporation’s stock and on whose behalf any shareholder is acting, may be aggregated; provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20; and further provided that the group of shareholders shall have provided to the Secretary of the Corporation as a part of providing the Shareholder Notice a written agreement executed by each of its members designating one of the members as the exclusive member to interact with the Corporation for purposes of this Section 1.9 on behalf of all members, and (ii) two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one shareholder or beneficial owner. No shares of stock of the Corporation may be attributed to more than one group constituting an Eligible Shareholder. Within the time period specified for providing the Shareholder Notice, an Eligible Shareholder must deliver the following information in writing to the Secretary of the Corporation:
(i)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Shareholder Notice is delivered to or mailed and received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;
(ii)    the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serve as a director if elected;
(iii)    a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(iv)    a representation that the Eligible Shareholder:
(1)    acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(2)    has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 1.9;
(3)    has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Shareholder Nominee(s) or a Board Nominee;
(4)    will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Corporation;
(5)    will continue to own the Required Shares through the annual meeting; and

(6)    will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(v)    an undertaking that the Eligible Shareholder agrees to:
(1)    assume all liability arising from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation;
(2)    indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 1.9;
(3)    file with the SEC all soliciting and other materials as required under Section 1.9;
(4)    comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the annual meeting;
(5)    immediately notify the Corporation if it ceases to own any of the Required Shares prior to the date of the applicable annual meeting;
and
(6)    promptly provide the Corporation (but in any case within five business days after such request) such additional information as is necessary or reasonably requested by the Corporation;
(vi)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Eligible Shareholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each Shareholder Nominee, and each Shareholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K if the Eligible Shareholder making the nomination or on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for the purposes of Item 404 and the Shareholder Nominee were a director or executive officer of such registrant.
(e)    For purposes of this Section 1.9, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s stock as to which a shareholder who is the Eligible Shareholder or is included in the group that constitutes the Eligible Shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by or on behalf of such shareholder in any transaction that has not been settled or closed, (B) borrowed by or on behalf of such shareholder for any purpose or purchased by such shareholder pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by or on behalf of such shareholder, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder; provided that (i) such person revokes such delegation within five business days of being notified that its Shareholder Nominee will be included in the Corporation’s proxy statement for the relevant annual meeting and (ii) such person holds the revoked shares through the annual meeting. A shareholder’s ownership of shares shall be deemed to continue during any period in which the shareholder has loaned such shares; provided, that (i) the shareholder both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares promptly upon being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting and (ii) the shareholder holds the recalled shares though the annual meeting. For purposes of this Section 1.9, the terms “owned”, “owning” and other variations of the word “own” shall have correlative meanings.
(f)    The Eligible Shareholder may provide to the Secretary of the Corporation, within the time period specified for providing the Shareholder Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Shareholder Statement”). Notwithstanding anything to the contrary contained in this Section 1.9, the Corporation may omit from its proxy materials any information or statement that it believes would violate any applicable law, rule, regulation or listing standard.
(g)    The Corporation shall not be required to include, pursuant to this Section 1.9, a Shareholder Nominee in its proxy materials:
(i)    if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been, or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual to the Board of Directors at the annual meeting other than its Shareholder Nominee(s) or a Board Nominee;
(ii)    who is not independent under the listing standards of the principal exchange upon which the Corporation’s stock is traded, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, as determined by the Board of Directors, or who is not a “non-employee director” under Rule 16b-3 under the Exchange Act;
(iii)    whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Corporation’s Articles of Incorporation, the listing standards of the principal exchange upon which the Corporation’s stock is traded, or any applicable state or federal law, rule or regulation;

(iv)    who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(v)    who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;
(vi)    who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;
(vii)    if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect of such nomination that was not true or correct in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors;
(viii)    if the Eligible Shareholder who has nominated such Shareholder Nominee has filed a Schedule 13D with the SEC with respect to the Corporation within the past year; or
(ix)    if the Eligible Shareholder or applicable Shareholder Nominee otherwise breaches any of its or their obligations, agreements or representations under this Section 1.9.
(h)    Notwithstanding anything to the contrary set forth herein, the chair of the annual meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if the Shareholder Nominee(s) and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under this Section 1.9, as determined by the Board of Directors or the chair of the annual meeting.
(i)    The Eligible Shareholder shall file with the SEC any solicitation communication with the Corporation’s shareholders relating to the annual meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act, or whether any exemption from filing is available for such solicitation communication under Regulation 14A of the Exchange Act.
(j)    No person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 1.9.
(k)    Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Section 1.9 for the next two annual meetings following the annual meeting for which the Shareholder Nominee has been nominated for election.
(l)    The Shareholder Nominee must provide to the Secretary of the Corporation, within the time period specified for providing the Shareholder Notice, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting (the “Nominee Statement”), disclosing whether or not such Shareholder Nominee is or will become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or other material monetary agreements, arrangements or understandings in connection with service or action as a

Shareholder Nominee or director. Such Nominee Statement must also include a representation that if such Shareholder Nominee is elected as a director of the Corporation, such Shareholder Nominee will not agree or accept any increase in the amount or scope, as applicable, of any such compensation, reimbursement or indemnification and that they would be in compliance with applicable law and the Corporation’s corporate governance guidelines and other policies applicable to directors generally. Such Nominee Statement must further include a representation that such Shareholder Nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director, will act or vote on any matter, which such agreement, arrangement, or understanding has not been disclosed to the Corporation.
(m)    At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five business days of such request, submit all completed and signed questionnaires required of the Corporation’s directors and officers. The Corporation may request such additional information (i) as may be reasonably necessary to permit the Board of Directors or any committee thereof to determine if a Shareholder Nominee is independent under the listing standards of the principal exchange upon which the Corporation’s stock is traded, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors and otherwise to determine the eligibility of each Shareholder Nominee to service as a director of the Corporation, or (ii) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of each Shareholder Nominee. Notwithstanding anything to the contrary contained in this Section 1.9, the Corporation may omit from its proxy materials any information or statement that it believes would violate any applicable law, rule, regulation or listing standard.
(n)    Notwithstanding the foregoing provisions of this Section 1.9, unless otherwise required by law or otherwise determined by the chair of the annual meeting or by the Board of Directors, if (i) the Eligible Shareholder, or (ii) a qualified representative of the Eligible Shareholder does not appear at the annual meeting to present its Shareholder Nominee(s), such nomination or nominations shall be disregarded and no vote shall be taken with respect to such Shareholder Nominee(s), notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.9, to be considered a qualified representative of the Eligible Shareholder, a person must be a duly authorized officer, manager or partner of such Eligible Shareholder or must be authorized by a writing executed by such Eligible Shareholder or an electronic transmission delivered by such Eligible Shareholder to act for such Eligible Shareholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.
(o)    Except as otherwise provided by law, and notwithstanding any other provision of these Bylaws, each of the Chair of the Board of Directors, the Board of Directors (including any authorized committee of the Board of Directors), or the chair of the annual meeting shall have the power and authority to interpret this Section 1.9 and to make any and all determinations necessary or advisable to apply this Section 1.9 to any persons, facts, or circumstances, in each case acting in good faith. For purposes of applying the requirements of this Section 1.9, the number of Required Shares required to be owned by any person or persons during any time period shall be adjusted, in the manner determined by the Board of Directors (including any authorized committee thereof) or by the Secretary of the Corporation, to account for any stock dividend, stock split, subdivision, combination, reclassification, or recapitalization of shares of the Corporation.
1.10     General.

(a)    Nothing in these Bylaws shall be deemed to affect any rights (i) of the holders of any class or series of shares having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (ii) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)    The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders of the Corporation as it shall deem appropriate, including such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chair of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The chair of any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, except as otherwise provided by law, the Articles of Incorporation of the Corporation or these Bylaws, shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chair of the meeting shall have the power, right and authority to convene, recess or adjourn any meeting of shareholders.
1.11    Definitions 1.12
    For purposes of these Bylaws,
(a)    “Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder;
(b)    “Associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder;
(c)    “Business Day” and “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Richmond, Virginia or New York, New York are authorized or obligated by law or executive order to close;
(d)    “Close of Business” on a particular day shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;
(e)    “delivered” shall mean, both (a) hand delivery, overnight courier service, or by United States certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (b) electronic mail to the Secretary;
(f)    “public announcement” shall mean disclosure: (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press or a comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act;
(g)    “Shareholder Associated Person” shall mean, as to any Holder, (i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder; and
(h)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”
(i)    where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.
ARTICLE II

Directors
2.1    General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.
2.2    Number of Directors. The number of Directors constituting the Board of Directors shall from time to time be fixed by resolution adopted by the affirmative vote of a majority of the Directors then in office.
2.3    Election and Removal of Directors; Quorum.
(a)    Directors shall be elected at each annual meeting to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, or their earlier resignation or removal.
(b)    Each Director shall be elected by the vote of the majority of the votes cast with respect to the nominee at any meeting for the election of Directors at which a quorum is present; provided, however, that each director shall be elected by the vote of the plurality of the votes cast at each meeting of the shareholders for the election of directors at which a quorum is present and for which (x) the Secretary of the Corporation receives notice that one or more shareholders has proposed to nominate one or more persons for election or re-election to the Board of Directors, which notice purports to be in compliance with the advance notice requirements for shareholder nominations set forth in these Bylaws, irrespective of whether the Board of Directors at any time determines that any such notice is not in compliance with such requirements, and (y) such nomination or nominations have not been formally and irrevocably withdrawn by such shareholder(s) on or prior to the date that is ten days in advance of the date that the Corporation gives notice of the meeting to the stockholders. For purposes of this Section 2.3(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election.
(c)    Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors.
(d)    Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire at the next shareholders’ meeting at which directors are elected.
(e)    A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business. The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.
2.4    Meetings of Directors. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders at such place as the Board may designate. Other meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chair of the Board, the Chief Executive Officer or a majority of the Directors. The Secretary or officer performing the Secretary’s duties shall give not less than twenty-four hours’ notice by letter, electronic transmission (as defined in the Virginia Stock Corporation Act) or telephone (or in person) of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.
2.5    Chair of the Board. The Board of Directors shall appoint from among its members a Chair of the Board. The Chair of the Board shall, when present, preside over meetings of the Board of Directors and meetings of the shareholders, and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided for elsewhere in these Bylaws.
2.6    Compensation. By resolution of the Board, Directors who are not employed by the Corporation may receive reasonable Directors’ fees in the form of cash and/or equity based awards including additional amounts paid to chairs of committees and to members of committees that meet more frequently or for longer periods of time.
2.7    Eligibility for Service as a Director. No person shall be appointed or be eligible for election to the Board of Directors of the Corporation if such person, at the time of the prospective appointment or election, is more than 72 years of age. Notwithstanding the preceding, on an exceptional basis, the Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may allow a Director to continue to serve past age 72 for a limited time.

2.8    Director Emeritus. The Board of Directors may from time to time elect one or more former directors as Directors Emeriti. Election as a Director Emeritus shall be in recognition of contributions during his or her tenure on the Board of Directors and in appreciation for loyal and dedicated service. A Director Emeritus shall be elected for a term expiring on the date of the next annual meeting of the Board and will be recognized at the annual meeting. A Director Emeritus is an honorary non-compensated position and not considered a “Director” for the purposes of these Bylaws or for any other purpose, including Section 16 under the Exchange Act. Therefore, Director Emeriti may attend Board meetings and participate in other Board events only at the invitation of the Chair.
ARTICLE III

Committees
3.1    Executive Committee. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may elect an Executive Committee which shall consist of not less than three Directors, including the Chief Executive Officer (if the Chief Executive Officer is also a Director). When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to (i) approve or recommend to shareholders action that the Virginia Stock Corporation Act requires to be approved by shareholders; (ii) fill vacancies on the Board or on any of its committees; (iii) amend the Articles of Incorporation pursuant to §13.1-706 of the Virginia Stock Corporation Act; (iv) adopt, amend, or repeal the Bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, other than within limits specifically prescribed by the Board of Directors. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action that the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.
3.2    Other Committees. The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may establish such other standing or special committees of the Board as it may deem advisable, consisting of not less than two Directors; and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.
3.3    Meetings. Regular and special meetings of any Committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these Bylaws for regular and special meetings of the Board of Directors.
3.4    Quorum and Manner of Acting. A majority of the number of members of any Committee shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.
3.5    Term of Office. Members of any Committee shall be elected as above provided and shall hold office until their successors are elected by the Board of Directors or until such Committee is dissolved by the Board of Directors.

3.6    Resignation and Removal. Any member of a Committee may resign at any time by giving written notice of his intention to do so to the Chief Executive Officer or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his election.
3.7    Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by a majority of the number of Directors fixed by these Bylaws.
ARTICLE IV

Officers
4.1    Election of Officers: Terms. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer and a Secretary. Other officers, including one or more Vice Presidents (whose seniority and titles, including Executive Vice Presidents and Senior Vice Presidents, may be specified by the Board of Directors), and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. Any two or more offices may be combined in and held by the same person, as the Board of Directors may determine.
4.2    Removal of Officers: Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.
4.3    Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.
4.4    Duties of the Chief Executive Officer. Subject to the direction and control of the Board of Directors, the Chief Executive Officer shall supervise and control the management of the Corporation, shall be primarily responsible for the implementation of policies of the Board of Directors and shall have such duties and authority as are normally incident to the position of chief executive officer of a corporation and such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided elsewhere in these Bylaws. The Chief Executive Officer may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and execution thereof shall be expressly delegated by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.5    Duties of the President. Subject to the direction and control of the Board of Directors and the Chief Executive Officer (if the President is not also the Chief Executive Officer), the President shall supervise and control the operations of the Corporation and shall have such other duties as may be prescribed from time to time by the Board of Directors or the Chief Executive Officer (if the President is not also the Chief Executive Officer) or as are provided elsewhere in these Bylaws. The President may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or the Chief Executive Officer to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.

4.6    Duties of the Vice Presidents. Each Vice President (which term includes any Senior Executive Vice President, Executive Vice President and Senior Vice President), if any, shall have such powers and duties as may from time to time be assigned to him by the Chief Executive Officer or the Board of Directors. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors or the Chief Executive Officer to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.7    Duties of the Chief Financial Officer. The Chief Financial Officer shall (i) be the chief financial officer of the Corporation and have responsibility for all financial affairs of the Corporation, (ii) negotiate the terms of and procure capital required by the Corporation, (iii) be responsible for maintaining adequate financial accounts and records in accordance with generally accepted accounting principles and applicable laws and regulations, (iv) be responsible for the Corporation’s internal control over financial reporting, (v) have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, (vi) deposit all monies and securities of the Corporation in such banks and depositories as shall be designated by the Board of Directors, and (vii) otherwise perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. The Chief Financial Officer may sign and execute in the name of the Corporation share certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.8    Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and shareholders of the Corporation. When requested, the Secretary shall also act as secretary of the meetings of the committees of the Board. The Secretary (i) shall keep and preserve the minutes of all such meetings in permanent books; (ii) shall see that all notices required to be given by the Corporation are duly given and served; (iii) shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed by facsimile or otherwise to all share certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is required in accordance with law or the provisions of these Bylaws; (iv) shall have custody of all deeds, leases, contracts and other important corporate documents; (v) shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; (vi) shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and (vii) shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. The Secretary may sign and execute in the name of the Corporation share certificates, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law or otherwise to be signed or executed by some other officer of the Corporation.
4.9    Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation.
ARTICLE V

Capital Stock

5.1    Form. The shares of capital stock of the Corporation may be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Alternatively, some or all of the shares of capital stock of the Corporation may be issued without certificates in which case, within a reasonable time after issuance or transfer, the Corporation shall send or cause to be sent to the shareholder a written statement that shall include the information required by law to be set forth on certificates for shares of capital stock. Transfer agents and/or registrars for one or more classes of shares of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing shares of such class or classes. If any officer whose signature or facsimile thereof shall have been used on a share certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, it may thereafter be issued and delivered as though such person had not ceased to be an officer of the Corporation.
5.2    Lost, Destroyed and Mutilated Certificates. Holders of certificated shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates or uncertificated shares for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.
5.3    Transfer of Shares. The Board of Directors may make rules and regulations concerning the issue, registration and transfer of shares and/or certificates representing the shares of the Corporation. The certificated shares of the Corporation shall be transferable or assignable only on the books of the Corporation by the holder in person or by attorney on surrender of the duly endorsed certificate for such shares accompanied by written assignment, and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferable or assignable only on the books of the Corporation upon proper instruction from the holder of such shares. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends or other distributions and to vote as such owner.
5.4    Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend or other distribution, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
5.5    Control Share Acquisition Statute. Article 14.1 of the Virginia Stock Corporation Act shall not apply to acquisitions of shares of capital stock of the Corporation.

ARTICLE VI

Miscellaneous Provisions
6.1    Seal. The seal of the Corporation shall consist of a circular design with the words “Owens & Minor, Inc.” around the top margin thereof, “Richmond, Virginia” around the lower margin thereof and the word “Seal” in the center thereof.
6.2    Fiscal Year. The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors.
6.3    Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.
6.4    Amendment of Bylaws. Unless proscribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws. The shareholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, amend, alter or repeal any Bylaws and, subject to the limitations set forth in the Virginia Stock Corporation Act, to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.
6.5    Voting of Shares Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, if any, the Chief Executive Officer may cast the vote which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or to consent in writing to any action by any such other corporation, or in lieu thereof, from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast such votes or give such consents. The Chief Executive Officer shall instruct any person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of the Corporation, and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper.
ARTICLE VII

Emergency Bylaws
7.1    The Emergency Bylaws provided in this Article VII shall be operative during any emergency, notwithstanding any different provision in the preceding Articles of these Bylaws or in the Articles of Incorporation of the Corporation or in the Virginia Stock Corporation Act (other than those provisions relating to emergency bylaws). An emergency exists if a quorum of the Corporation’s Board of Directors cannot readily be assembled because of some catastrophic event. To the extent not inconsistent with these Emergency Bylaws, the Bylaws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency, the Emergency Bylaws shall cease to be operative unless and until another such emergency shall occur.
7.2    During any such emergency:

(a)    Any meeting of the Board of Directors may be called by any officer of the Corporation or by any Director. The notice thereof shall specify the time and place of the meeting. To the extent feasible, notice shall be given in accord with Section 2.4 above, but notice may be given only to such of the Directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than twenty-four hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in (b) below.
(b)    At any meeting of the Board of Directors, a quorum shall consist of a majority of the number of Directors fixed at the time by these Bylaws. If the Directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present as referred to below, to the number necessary to make up such quorum, shall be deemed Directors for such particular meeting as determined by the following provisions and in the following order of priority:
(i)    Vice-Presidents not already serving as Directors, in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age;
(ii)    All other officers of the Corporation in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age; and
(iii)    Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.
(c)    The Board of Directors, during as well as before any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.
(d)    The Board of Directors, during as well as before any such emergency, may, effective in the emergency, change the principal office, or designate several alternative offices, or authorize the officers so to do.
7.3    No officer, Director or employee shall be liable for action taken in good faith in accordance with these Emergency Bylaws.
7.4    These Emergency Bylaws shall be subject to repeal or change by further action of the Board of Directors or by action of the shareholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency Bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.
ARTICLE VIII

Exclusive Forum
8.1    Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s

shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Virginia Stock Corporation Act, the Articles of Incorporation of the Corporation or these Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be the United States District Court for the Eastern District of Virginia, (or, if United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia).
8.2    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
8.3    Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and consented to, the provisions of this Article VIII.

Amended 10/28/2022

23